Exhibit 10.17

OFFICE LEASE

500 PINE STREET

500 PINE STREET COMPANY LLC,

a Delaware limited liability company,

as Landlord,

and

BLEND LABS, INC.,

a Delaware corporation

as Tenant.

TABLE OF CONTENTS

Page

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	1
2.	LEASE TERM; OPTION TERM	2
3.	BASE RENT; RENT ABATEMENT	6
4.	ADDITIONAL RENT	7
5.	USE OF PREMISES	14
6.	SERVICES AND UTILITIES	15
7.	REPAIRS	18
8.	ADDITIONS AND ALTERATIONS	18
9.	COVENANT AGAINST LIENS	20
10.	INSURANCE	21
11.	DAMAGE AND DESTRUCTION	22
12.	NONWAIVER	23
13.	CONDEMNATION	24
14.	ASSIGNMENT AND SUBLETTING	24
15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	28
16.	HOLDING OVER	28
17.	ESTOPPEL CERTIFICATES	28
18.	SUBORDINATION	29
19.	DEFAULTS; REMEDIES	29
20.	COVENANT OF QUIET ENJOYMENT	31
21.	LETTER OF CREDIT	31
22.	INTENTIONALLY OMITTED	36
23.	SIGNS	36
24.	COMPLIANCE WITH LAW	37
25.	LATE CHARGES	37
26.	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	38
27.	ENTRY BY LANDLORD	38
28.	TENANT PARKING	38
29.	MISCELLANEOUS PROVISIONS	39

EXHIBITS

A-1	OUTLINE OF PHASE ONE OF PREMISES
A-2	OUTLINE OF PHASE TWO OF PREMISES
B	TENANT WORK LETTER
C	NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	FORM OF LETTER OF CREDIT
G	MARKET RENT ANALYSIS
H	TENANT’S EXTERIOR SIGNAGE

INDEX

Page(s)

Abatement Event	23
Accountant	19
Additional Notice	23
Additional Rent	13
Advocate Arbitrators	10
Alterations	24
Arbitration Agreement	10
Audit Period	19
Bank Prime Loan	43
Base Building	25
Base Rent	12
Base Rent Abatement	12
Base Rent Abatement Period	12
Briefs	10
Brokers	49
Building	7
Building Common Areas	7
Building Hours	21
building standard	19
Building Structure	24
Building Systems	24
Common Areas	7
Cost Pools	17
Direct Expenses	13
Estimate	18
Estimate Statement	18
Estimated Direct Expenses	18
Excess	18
Expense Year	13
First Rebuttals	10
Force Majeure	47
Holidays	21
HVAC	21
Initial Notice	23
Interest Rate	43
Landlord	4
Landlord Parties	27
Landlord’s Initial Statement	11
Landlord’s Rebuttal Statement	11
L-C	37
L-C Amount	37
Lease	4
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Lines	50
Mail	47
Market Rent	9
Market Rent,	9
Material Default	9
Net Worth	33

INDEX

Page(s)

Neutral Arbitrator	10
Notices	47
Objectionable Name	43
Operating Expenses	13
Option Rent	9
Option Term	8
Option Term TI Allowance	1
Original Improvements	28
Outside Agreement Date	9
Patio Area	8
Permitted Transferee Assignee.	33
Permitted Use	6
Phase One Outside Date	12
Phase Two Outside Date	12
Premises	7
Project	7
Project Common Areas	7
Proposition 13	17
Provider	51
Renovations	50
Rent	13
Ruling	11
Second Rebuttals	10
Sign Specifications	42
SNDA	35
Specialty Improvements	26
Statement	18
Subject Space	30
Summary	4
Superior Holders	35
Tax Expenses	16
Tenant	4
Tenant Work Letter	7
Tenant’s Initial Statement	11
Tenant’s Rebuttal Statement	11
Tenant’s Share	17
Transfer Notice	30
Transfer Premium	32
Transferee	30
Transfers	30

500 PINE STREET

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between 500 PINE STREET COMPANY LLC, a Delaware limited liability company (“Landlord”), and BLEND LABS, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE	DESCRIPTION

1.	Date:	December 1, 2016

2.	Premises

	2.1 Building:	That certain five (5) story building containing approximately 56,956 rentable square feet of space, located at 500 Pine Street, San Francisco, California 94108, and as further set forth in Section 1.1.2 of this Lease.

	2.2 Premises:	Approximately 47,352 rentable square feet of space (“RSF”) comprised of “Phase One” and “Phase Two,” as those terms are set forth below.

	2.2(a) Phase One:	Approximately 19,824 RSF comprising all of the rentable area on the fourth (4th) and fifth (5th) floors of the Building, as further set forth in Exhibit A-1 to the Office Lease.

	2.2(b) Phase Two:	Approximately 27,528 RSF comprising all of the rentable area on the second (2nd) and third (3rd) floors of the Building, as further set forth in Exhibit A-2 to the Office Lease.

	2.3 Project:	The Building is part of an office project currently known as “500 Pine”, as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2).

	3.1 Length of Term:	Approximately eight (8) years.

	3.2 Phase One Commencement Date:	The occurrence of the “Delivery Date,” as that term is defined in Section 5.1 of the Tenant Work Letter attached hereto as Exhibit B, for Phase One of the Premises, which Phase One Commencement Date is anticipated to be May 1, 2017.

	3.3 Phase Two Commencement Date:	The occurrence of the Delivery Date for Phase Two of the Premises, which Phase Two Commencement Date is anticipated to be June 1, 2017.

	3.4 Lease Expiration Date:	The day prior to the ninety-sixth (96th) “monthly” anniversary of the Phase Two Commencement Date, or if the Phase Two Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the ninety-sixth (96th) “monthly” anniversary of the Phase Two Commencement Date occurs.

4.	Base Rent (Article 3):

4.1 Amount Due:

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
1 (for Phase One only)	$1,229,088.00	$102,424.00	$62.00
1 (for Phase One and Phase Two collectively)	$2,935,824.00	$244,652.00	$62.00
2	$3,023,898.72	$251,991.56	$63.86
3	$3,114,814.56	$259,567.88	$65.78
4	$3,208,098.00	$267,341.50	$67.75
5	$3,304,222.56	$275,351.88	$69.78
6	$3,403,188.24	$283,599.02	$71.87
7	$3,505,468.56	$292,122.38	$74.03
8 (and continuing through the Lease Expiration Date)	$3,610,590.00	$300,882.50	$76.25

Note: The foregoing Base Rent amounts are subject to abatement as set forth in Section 3.2 of this Lease.

	4.2 Rent Payment Address:	500 Pine Street Company LLC c/o Lincoln Property Company 55 Francisco Street, Suite 450 San Francisco, California 94133

5.	Intentionally omitted.

6.	Tenants share (Article 4)	Approximately 83.14% (comprised of 34.81% for Phase One and 48.33% for Phase Two).

7.	Permitted Use (Article 5)	General office use, consistent with the character of a first class office building (the “Permitted Use”).

8.	Letter of Credit (Article 21):	$5,022,863.40.

9.	Parking Passes (Article 28)	Up to ten (10) unreserved parking passes.

10.	Address of Tenant (Section 29.18)	Blend Labs, Inc. 100 Montgomery Street, Suite 2500 San Francisco, California 94104 Attention: Erin Collard

(Prior to Lease Commencement Date)

	and	Blend Labs, Inc. 500 Pine Street, Suite 200 San Francisco, California 94108 Attention: Erin Collard

(After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12.	Broker (Section 29.24):	CBRE, Inc.

and

Jones Lang LaSalle

13.	Tenant Improvement Allowance (Section 2 of Exhibit B):	The “Tenant Improvements,” as that term is defined in Section 1 of the Tenant Work Letter attached hereto as Exhibit B, shall be constructed by Landlord in accordance with the terms of such Tenant Work Letter.

1. PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises which are to be constructed by Landlord and are set forth in Section 2.2 of the Summary (the “Premises”). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that, as of the Lease Commencement Date, the “Premises” shall consist exclusively of Phase One and as of the Phase Two Commencement Date, the “Premises” shall consist of Phase One and Phase Two, collectively. The outline Phase One of the Premises is set forth in Exhibit A-1 attached hereto. The outline Phase Two of the Premises is set forth in Exhibit A-2 attached hereto. The parties hereto hereby acknowledge that the purpose of Exhibits A-1 and A-2 is to show the approximate location of Phase One and Phase Two of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in sanitary order, condition and repair. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). Except in the event of an Emergency or as otherwise specifically required pursuant to Applicable Laws, Tenant shall be granted access to the Premises and the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year during the Lease Term, subject to all Applicable Laws, Landlord’s reasonable access control procedures, the Rules and Regulations, and the terms of this Lease.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project known as “500 Pine.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas.” The term “Project Common Areas,” as used in this Lease, shall mean the areas in the Project available for use by Tenant in common with all users of the Project. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided, however, that Landlord shall not unreasonably interfere with Tenant’s use of or access to the Premises.

1.1.4 Patio Area. Subject to the terms and conditions contained in this Section 1.1.4 and elsewhere in this Lease, commencing as of the Lease Commencement Date, Tenant shall have an exclusive license during the Lease Term to use that certain patio area adjacent to and accessible from the Premises as more particularly shown on Exhibit A attached hereto (the “Patio Area”). The Patio Area shall not be included in the rentable square feet of the Premises for purposes of this Lease. The license to use the Patio Area granted to Tenant shall not be assigned, sublet or otherwise transferred in any way or manner, except as part of an assignment of this Lease or a sublease comprising of at least the entire fifth (5th) floor of the Premises. Tenant shall accept the Patio Area in its “as-is” condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Patio Area. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Patio Area or the compliance of the Patio Area with any Applicable Laws; provided, however, that Landlord shall be responsible for causing the Patio Area to comply with any such Applicable Laws. Landlord shall provide normal janitorial services to the Patio Area and the cost thereof shall be included in Operating Expenses. Landlord shall maintain the Patio Area as part of the “Building Structure,” as that term is defined in Article 7, below, in accordance with the terms of such Article 7, below, and shall have the right to make any and all necessary repairs, replacements and improvements to the Patio Area. Tenant shall not place on or affix to the Patio Area any furniture, fixtures, plants or other items of any kind or nature whatsoever without Landlord’s prior written approval, which approval shall not be unreasonably withheld, but which approval or disapproval shall be given within five (5) business days (and if not given within such five (5) business day period, shall be deemed approved). Notwithstanding Landlord’s review and approval (or deemed approval) of any items placed or affixed on the Patio Area, Tenant shall remain solely liable for any liability arising out of the placement or affixing of the same, and Landlord shall have no liability in connection therewith. Tenant shall not be permitted to display any graphics, signs or insignias or the like on the Patio Area. Tenant’s use of the Patio Area shall be subject to such additional rules, regulations and restrictions as Landlord may reasonable make from time to time concerning the Patio Area. Except as expressly set forth in this Section 1.1.4, all of the provisions contained in this Lease pertaining to the Premises and Tenant’s use thereof shall apply equally to the Patio Area and Tenant’s use thereof, including, without limitation, Tenant’s indemnity of Landlord set forth in Section 10.1, below, Tenant’s insurance obligations set forth in Article 10, below, and Tenant’s obligations to comply with Applicable Laws set forth in Article 24, below.

1.2 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and shall not be subject to remeasurement or modification.

2. LEASE TERM; OPTION TERM.

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.4 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the Tenant originally named in this Lease (the “Original Tenant”) and any “Permitted Transferee Assignee” (as that term is defined in Section 14.8 below) one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”). Such option shall be exercisable only by “Notice” (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in default under this Lease, beyond the expiration of any applicable notice and cure periods set forth in this Lease, and (ii) Tenant has not been in monetary or material non-monetary default under this Lease (“Material Default”), beyond any applicable notice and cure periods set forth in this Lease, more than two (2) times during the Lease Term. Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the Lease Term, (A) Tenant is not in default under this Lease, beyond the expiration of any applicable notice and cure periods set forth in this Lease, and (B) Tenant has not been in Material Default under this Lease, beyond any applicable notice and cure periods set forth in this Lease, more than two (2) times during the Lease Term, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of the entire Premises. In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 2.2, then the option to extend granted to Tenant pursuant to the terms of this Section 2.2 shall automatically terminate and shall be of no further force or effect.

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in Exhibit G, attached hereto, as such Market Rent is determined pursuant to Exhibit G, attached hereto; provided, however, that in any event the Option Rent shall be equal to or greater than the rent required by any of Landlord’s current or future lenders in order to meet any minimum income, debt service coverage ratios, or similar revenue and/or income thresholds (the “Lender Required Minimum Rent”); provided, however, that no earlier than fifteen (15) months prior to the expiration of the initial Lease Term, Landlord shall provide notice to Tenant setting forth the Lender Required Minimum Rent as of the commencement of the Option Term. The calculation of the “Market Rent” shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit G, and, thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for the Option Term.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice (the “Option Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term, stating that Tenant is irrevocably exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord’s receipt of the Option Exercise Notice, deliver notice (the “Option Rent Notice”) to Tenant setting forth the Option Rent; and (iii) Tenant shall, on or before the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, deliver written notice to Landlord of Tenant’s acceptance or rejection of the Option Rent set forth in the Option Rent Notice. If fails to accept or reject the Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have rejected the Option Rent set forth in the Option Rent Notice.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects, or is deemed to have rejected, the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the “Outside Agreement Date”), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option

Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3 Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

2.2.4.3.1 Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2 An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3 Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4 That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.2.4.3.5 That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.2.4.3.6 That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

2.2.4.3.7 The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8 That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9 That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10 The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11 Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

2.2.4.3.12 Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

2.2.4.3.13 Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant’s Rebuttal Statement”);

2.2.4.3.14 Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant (“Landlord’s Rebuttal Statement”);

2.2.4.3.15 That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Option Rent;

2.2.4.3.16 That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17 That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

3. BASE RENT; RENT ABATEMENT.

3.1 Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the address set forth in Section 4.3 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Sections 4.1 and 4.2 of the Summary, payable in equal monthly installments as set forth in Sections 4.1 and 4.2 of the Summary, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. Base Rent is due on the first day of each month of the Lease Term and, if applicable, Option Term.

3.2 Base Rent Abatement. Provided that Tenant is not then in Material Default of this Lease, after the expiration of any applicable notice and cure periods set forth in this Lease, then during the twelve (12) month period commencing on the first day of the first (1st) full calendar month of the Lease Term and continuing through and including the last day of the twelfth (12th) full calendar month of the Lease Term (the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period (the “Base Rent Abatement”). Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Premises shall have no effect on the calculation of any future increases in Base Rent payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If this Lease is terminated following Tenant’s default of any of the terms of this Lease, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Rent for the Premises in full. The foregoing Base Rent Abatement right set forth in this Section 3.2 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.

3.3 Delay in Delivery Date.

3.3.1 Rent Credit. Subject to the terms and provisions of this Section 3.3 below, in the event that the Delivery Date for Phase One of the Premises does not occur on or prior to May 1, 2017 (the “Phase One Outside Date”), then Tenant shall be entitled to a credit against Rent in an amount equal to one day of Base Rent and Tenant’s Share of Direct Expenses for the portion of the Phase One of the Premises not delivered to Tenant for each day commencing on the Phase One Outside Date (which shall be subject to extension on a day-for-day basis on account of any Force Majeure or Tenant Delay) and ending on the date immediately preceding the date upon which the Delivery Date for the portion of the Premises not previously delivered occurs, and such credit shall be applied against the Rent first coming due under this Lease. Further, subject to the terms and provisions of this Section 3.3 below, in the event that the Delivery Date for Phase Two of the Premises does not occur on or prior to June 1, 2017 (the “Phase Two Outside Date”), then Tenant shall be entitled to a credit against Rent in an amount equal to one day of Base Rent and Tenant’s Share of Direct Expenses for the portion of Phase Two of the Premises not delivered to Tenant for each day commencing on the Phase Two Outside Date (which shall be subject to extension on a day-for-day basis on account of any Force Majeure or Tenant Delay) and ending on the date immediately preceding the date upon which the Delivery Date for the portion of the Premises not previously delivered occurs, and such credit shall be applied against the Rent first coming due under this

Lease. Except as expressly set forth in Section 3.3.2 below, the credit against Base Rent granted hereunder shall be Tenant’s sole and exclusive remedy at law and in equity for the failure of Landlord to cause the Delivery Date for any portion of the Premises to occur on or prior to the Phase One Outside Date or Phase Two Outside Date, as applicable. Notwithstanding the foregoing, the Phase One Outside Date and Phase Two Outside Date shall be extended on a day for day basis on account of any event of “Force Majeure”, as that term is defined in Section 29.16 below, or any “Tenant Delay”, as that term is defined in Section 5.2 of the Tenant Work Letter.

3.3.2 Termination Right. Except as specifically provided below, this Lease shall not be void or voidable as a result of Landlord’s failure to cause the Delivery Date to occur by any particular date. If no Delivery Date has occurred on or prior to October 31, 2017 (the “Termination Outside Date”), then Tenant shall have the one-time right (the “Termination Right”) to terminate this Lease upon written notice to Landlord (the “Termination Notice”), which Termination Notice shall be delivered on any date (the “Termination Date”) following the Termination Outside Date and prior to the Delivery Date for the entirety of the Premises. In addition, in no event may Tenant exercise the Termination Right if, at the time Tenant delivers the Termination Notice to Landlord, Tenant is in default under this Lease beyond any applicable notice and cure periods set forth in this Lease. In the event that this Lease is terminated pursuant to the terms of this Section 3.3.2, this Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Termination Date, with the same force and effect as if this Lease were scheduled to expire in accordance with its terms as of such Termination Date, subject to the provisions of this Lease which expressly survive the expiration or earlier termination of this Lease, and Landlord shall, within thirty (30) days following the Termination Date, return to Tenant any amounts previously paid by Tenant to Landlord in accordance with Section 3.1 above and any “L-C” as that term is defined in Section 21.1 below, delivered in accordance with Article 21 of this Lease. Notwithstanding the foregoing, except as specifically set forth in this Section 3.3.2, Tenant shall remain liable with respect to the period prior to the Termination Date for the performance of all of its obligations under this Lease and Landlord shall have all the rights and remedies with respect to such obligations as set forth in this Lease. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to deliver, or Landlord’s delay in delivering, the Premises to Tenant. Notwithstanding the foregoing, the Termination Outside Date shall be extended on a day for day basis on account of any event of Force Majeure or any Tenant Delay.

4. ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally omitted.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) payments, fees or charges under any easement, license, operating agreement, declaration, restrictive covenant, or any instrument pertaining to the sharing of costs by the Project, or any portion thereof; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements, capital repairs, or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation which have not been enacted and enforced as of the Lease Commencement Date or (E) or which are required due to the acts or omissions of Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant; provided, however, that any capital expenditure shall be amortized with interest over its useful life as Landlord shall reasonably determine; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. Notwithstanding anything to the contrary in this Lease, the following items shall be excluded from Operating Expenses:

(a) any items included in Tax Expenses;

(b) except as permitted pursuant to items (xii) and (xiii), above, principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Project;

(c) capital improvements, capital repairs, or other capital expenditures, as defined under generally accepted real estate management and accounting principles to the Building or the Project, other than those permitted pursuant to items (xii) and (xiii), above (and for purposes of clarification only, Landlord and Tenant hereby agree that a full replacement (expressly not including any standard repairs and maintenance) of the roof membrane shall be deemed a capital expenditure for purposes of this Lease);

(d) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings or sales of any interest in Landlord or of Landlord’s interest in the Building or the Project or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Project);

(e) legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(f) the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Project (other than as a reimbursement of operating expenses), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(g) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant of the Building or the Project;

(h) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(i) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation, to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(j) the cost of acquiring sculptures, paintings or other objects of fine art in the Building or the Project;

(k) bad debt loss, rent loss, or reserves for bad debt or rent loss;

(l) unfunded contributions to operating expense reserves by other tenants;

(m) expenses related solely and exclusively to the operation of the retail space in the Project;

(n) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord Parties;

(o) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building or the Project;

(p) interest, fines or penalties for late payment or violations of Applicable Laws by Landlord, except to the extent incurring such expense is either (1) a reasonable business expense under the circumstances, or (2) caused by a corresponding late payment or violation of an Applicable Law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(q) the cost of remediation and removal of “Hazardous Substance,” as that term is defined in Section 5.2, below, in the Building or on the Project as required by applicable laws, provided, however, that the provisions of this sub-item (q) shall not preclude the inclusion of costs with respect to materials (whether existing at the Project as of the date of this Lease or subsequently introduced to the Project) which are not, as of the date of this Lease (or as of the date of introduction), deemed to be Hazardous Substance under applicable laws but which are subsequently deemed to be Hazardous Substance under applicable laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.2 of this Lease for all costs of remediation and removal of Hazardous Substance to the extent caused by Tenant Parties);

(r) costs for the original construction and development of the Building and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;

(s) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Building and/or the Project, including, without limitation, entity accounting and legal matters;

(t) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Project vis-à-vis time spent on matters unrelated to the operation and management of the Project;

(u) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in Class A office buildings of comparable quality in the San Francisco financial district area, and with respect to any management fee paid by Landlord, to the extent the cost of such management fee exceeds three percent (3%) of gross revenues for the Project;

(v) depreciation for the Building, except as permitted pursuant to items (xii) and (xiii), above;

(w) reserves for future improvements, repairs, additions, etc.; and

(x) costs of replacements, alterations or improvements necessary to make the Building or the Project comply with Applicable Laws in effect and applicable to the Building and/or the Project prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Article 24 of this Lease), provided, however, that the provisions of this sub-item shall not preclude the inclusion of costs of compliance with Applicable Laws enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of an Applicable Law which is imposed after the date of this Lease.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not fully occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses that vary with occupancy for such year to determine the amount of Operating Expenses that would have been incurred had the Project been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5 Taxes.

4.2.5.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2 Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3 Tenant shall have the right to cause Landlord to attempt to protest, reduce or minimize Tax Expenses, and in any event, any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all transfer taxes, excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any taxes imposed on land and improvements other than the Project, (iv) taxes resulting from the improvement of any portion of the Building or Project for the sole use of Landlord or other occupants, (v) any penalties or fees imposed as a result of Landlord’s failure to pay real property taxes when due (except to the extent the same results because of Tenant’s corresponding failure to timely pay the Rent due under this Lease), (vi) taxes which are in excess of the amount which would be payable if such taxes were paid in installments over the longest permitted term, and (vii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Allocation of Direct Expenses. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding any provision to the contrary set forth in this Lease, Tenant shall not be responsible for Tenant’s Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the applicable Expense Year, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following such date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with sound real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Records. Upon Tenant’s written request given not more than ninety (90) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Direct Expenses set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Direct Expenses to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of the Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Direct Expenses set forth in the Statement at Landlord’s corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), and (ii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s certified public accounting firm must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant. Notwithstanding any provision to the contrary set forth herein, in the event that Tenant does not prove that the Direct Expenses in the subject year were overstated, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with Tenant’s review and/or audit of Direct Expenses.

5. USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3 Tenant’s Dogs.

5.3.1 In General. Subject to applicable laws and the provisions of this Section 5.3, and further subject to any additional reasonable rules and regulations as may be promulgated by Landlord from time to time, Tenant shall be permitted to bring up to a maximum of four (4) non-aggressive, fully-domesticated, fully-vaccinated, and trained dogs into each floor of the Premises (which dogs are currently owned by the Tenant or its employees). The aforementioned dogs shall, individually or collectively, be referred to herein as “Tenant’s Dogs”. Tenant agrees that all Tenant’s Dogs shall be less than eighty (80) pounds in weight each. Tenant represents and warrants that none of Tenant’s Dogs are of the following breeds of dog (or a mix comprised of one or more of the following): Pit Bull, Chow Chow, Alaskan Malamutes, Rottweiler, Doberman, Husky, Rhodesian Ridgeback or Presa Canario. Tenant’s Dogs shall enter the Premises via the entrance determined by Landlord, in its reasonable standard, and shall not be permitted to enter the Building from any other entrance. Tenant’s Dogs shall be strictly controlled and supervised at all times by Tenant’s employees (including, without limitation, by keeping Tenant’s Dogs on leashes at all times while in the Common Areas). Within fifteen (15) days following Tenant’s receipt of Landlord’s request therefor, Tenant shall provide Landlord with satisfactory evidence showing that all current vaccinations, flea treatments, and training certifications (if any) have been received by Tenant’s Dogs. Tenant’s Dogs must have both heartworm and flea and tick prevention on a monthly basis, and none of Tenant’s Dogs shall be brought to the Building in the event one (1) of Tenant’s Dogs becomes ill or contracts a disease that could potentially threaten the health or wellbeing of any occupants of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog related noises or odors to emanate from the Premises, and in no event shall Tenant’s Dogs be kept in the Building overnight. Tenant’s Dogs shall not be permitted to enter into any core area bathrooms in the Building at any time. Tenant’s Dogs shall not bark excessively or otherwise create a nuisance at the Building. All bodily waste generated by Tenant’s Dogs in or about the Building or the Common Areas outside the Building shall be immediately removed and disposed of in trash receptacles designated by Landlord, and any areas of the Building affected by such waste shall be cleaned and otherwise sanitized to a condition consistent with Landlord’s commercially reasonable standards applicable thereto. Tenant’s Dogs shall not be permitted to enter the Building if Tenant’s Dogs previously exhibited dangerously aggressive behavior. Tenant’s Dogs shall not interfere with other tenants, licensees, invitees or those having business in the Building. Notwithstanding any provision to the contrary contained in the Lease, Landlord shall have the right at any time to (i) rescind Tenant’s right to have Tenant’s Dogs in the Building if, in Landlord’s reasonable discretion, at least three (3) times in a twelve (12) month period, any of Tenant’s Dogs are found to be a substantial nuisance to the Building (for purposes hereof, Tenant’s Dogs may found to be a “substantial nuisance” if, without limitation, any of Tenant’s Dogs repeatedly defecates in the common areas or damages the Building or any property at the Building that is not in the Premises) (the “Substantial Nuisance”), or (ii) rescind Tenant’s right to have a particular dog in the Building if, in Landlord’s reasonable discretion, that dog (a) commits an act which is a Substantial Nuisance; (b) Landlord receives complaints from a significant number of tenants of the Building as a result of that dog being present at or outside of the Building, not including the Premises or the path of travel designated by Landlord for the transport of Tenant’s Dogs to and from the Premises; or (c) Landlord receives any notice of violation or default of any Applicable Laws or any covenants, conditions, restrictions or matters of record affecting the Building as a result of that dog.

5.3.2 Costs and Expenses. Tenant shall be fully responsible for all costs and expenses associated with Tenant’s Dogs, relating to the costs of repairing any damage caused by Tenant’s Dogs to the Building or any common areas outside of the Building to Landlord’s reasonable satisfaction. Tenant shall pay to Landlord, within ten (10) business days after demand therefor, all costs incurred by Landlord in connection with Tenant’s Dogs presence in the Building, relating to janitorial, waste disposal, landscaping, signage, repair, administrative, and legal costs and expenses.

5.3.3 Indemnity. Without limiting the provisions of Section 10.1 below, Tenant hereby agrees to protect, defend, indemnify and hold Landlord and its subsidiaries, partners, and affiliates and their respective members, shareholders, officers, directors, agents, employees and contractors, and each of them, harmless from and against any and all third party claims arising from Tenant’s Dogs in the Building, including, without limitation, (i) all damages arising or resulting from Tenant’s Dogs in the Building, (ii) any violation of any applicable laws, regulations, ordinances or any covenants, conditions, restrictions or matters of record affecting the Building, and (ii) any personal injuries or property damage. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

5.3.4 Rights Personal to Original Tenant. The right to bring Tenant’s Dogs into the Premises pursuant to this Section 5.3 is personal to the Original Tenant and its Permitted Transferee Assignees . If Tenant assigns the Lease or sublets all or any portion of the Premises (other than an assignment pursuant to a Permitted Transfer), then upon such assignment or subletting, the right to bring Tenant’s Dogs into such portion the Premises shall simultaneously terminate and be of no further force or effect.

6. SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 7:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). If Tenant desires to use heat, ventilation or air conditioning on any given Saturday, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities.

6.1.2 Landlord shall provide adequate electrical wiring service capacity to the Premises for Tenant’s lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of five (5) watts per rentable square foot of the Premises, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant’s lighting fixtures does not exceed an average of one (1) watt per rentable square foot of the Premises, calculated on a monthly basis, and the electricity so furnished for Tenant’s lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations, including Title 24 (such wattage is exclusive of Base Building HVAC, Base Building water, heating and other Base Building Systems). Subject to the foregoing limitations regarding the electrical service capacity to be provided by Landlord, Landlord shall only provide electricity for Tenant’s lighting fixtures during the Building Hours, excluding Holidays. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.4 Landlord shall provide janitorial services during weekdays, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one elevator available at all other times.

6.1.6 Landlord shall provide one (1) security guard on-site during Business Hours and additional guards on swing shifts as necessary, and shall have security cameras installed on all entrances/exits to the Building, provided, however, that from time to time during the Lease Term, Landlord shall be permitted to increase or decrease the amount and type of security service provided under this Lease to the extent commensurate with the security services provided by landlords of the Comparable Buildings and Tenant consents to such increase or decrease in Tenant’s sole discretion.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, equipment, or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord within thirty (30) days of billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone, telecommunication, and electrical services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as expressly set forth to the contrary in Section 6.6 below. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

6.4 Tenant Security System. Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that in the event Tenant’s Security System ties into the Building security system, Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the Building security system and the Building Systems and to the extent that Tenant’s Security System is not compatible with the Building security system or the Building Systems, Tenant shall not be entitled to tie into the Building security system or the Building Systems, as applicable. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System, provided that, notwithstanding the foregoing, Tenant may install any security system it desires that does not require linkage with the Building security system and which does not affect the Building security system and which does not (i) create (a) an adverse effect on the Building Structure; (b) a non-compliance with any Applicable Laws; (c) an adverse effect on the Building Systems; (d) an effect on the exterior appearance of the Building; or (e) unreasonable interference with the normal and customary office operations of any other tenant in the Building, or (ii) affect Landlord’s ability to operate the Building. Tenant shall provide Landlord with any information reasonably required regarding Tenant’s Security System in the event access to the Premises is necessary in an emergency. At Landlord’s option, upon the expiration or earlier termination of the Lease Term, Landlord may require Tenant to remove Tenant’s Security System and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense.

6.5 Bicycle Center. Tenant shall have access to a bicycle center in the Building with men’s and women’s showers and bike parking to accommodate at least seventy-five (75) bicycles.

6.6 Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the provisions of this Lease, (ii) such failure causes all or a portion of the Premises to be unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within ten (10) business days after the receipt of the Initial Notice (which time period shall be extended on a day-for-day basis on account of any event of Force Majeure), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Abatement Event and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such

Abatement Event within ten (10) business days of receipt of the Additional Notice (which time period shall be extended on a day-for-day basis on account of any event of Force Majeure), Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive rental abatement remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.6, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

7. REPAIRS

Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in as good order, repair and condition as received, ordinary wear and tear, casualty and condemnation excepted, at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, if Tenant fails to make such repairs within a reasonable time (not to exceed ten (10) days) following written notice from Landlord, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect. Landlord shall maintain in first-class condition and operating order and keep in good repair and condition the structural portions of the Building and Common Areas, including the structural portions of the foundation, structural portions of the walls, structural portions of the floor/ceiling slabs, the roof, exterior glass and mullions, columns, beams, shafts (including elevator shafts), structural portions of the stairs, landscaping, exterior Project signage, stairwells, parking structures, mechanical, electrical and telephone closets, and all common and public areas (collectively, “Building Structure”), the base building mechanical (including without limitation, heating and air conditioning unit and systems), electrical, fire alarm and life safety, plumbing, vertical transportation system (including elevator cabs), and sprinkler systems (collectively, the “Building Systems”). Except in the event of an Emergency, any repair work required to be performed by Landlord under this Lease in the Premises or that materially and adversely affects the Premises (including vibrations, odors and unreasonable construction noise) shall be performed after Building Hours.

8. ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the Building Systems or Building Structure, (ii) affect the exterior appearance of the Building, (iii) adversely affect the value of the Premises or Building, (iv) require a building or construction permit, or (iv) cost more than One Hundred Thousand and 00/100 Dollars ($100,000.00) for a particular job of work (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, the requirement that all Alterations conform in terms of quality and style to the building’s standards established by Landlord, and the requirement that all Alterations comply with Landlord’s most recent Construction and Greening Policies/Plans as provided to Tenant from Landlord. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City San Francisco, all in conformance with Landlord’s construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the Building Structure and Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its contractor carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition which existed prior to the installation of such Alteration, improvement, fixtures, and/or equipment, reasonable wear and tear excepted. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises, and to repair any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition which existed prior to the installation of such Alteration, improvement, fixtures, and/or equipment, reasonable wear and tear excepted; provided, however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Alteration or improvement (or within ten (10) business days of Tenant’s written notice to Landlord of a Cosmetic Alteration), Landlord shall notify Tenant whether the applicable Alteration, Cosmetic Alteration, or improvement will be required to be removed pursuant to the terms of this Section 8.5. Notwithstanding the foregoing, Landlord shall not require the removal of any Tenant Improvements, except to the extent the same constitutes a “Specialty Improvement,” as that term is defined hereinbelow. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to the condition required above, then at Landlord’s option, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. As used herein, “Specialty Improvements” shall mean any Tenant Improvement that is not a normal and customary general office improvement, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms, bicycle storage rooms or kitchens), (vi) the “Fire Stair Work,” as defined in Section 1 of the Tenant Work Letter, or (vii) can be seen from outside the Premises.

9. COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

10. INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any violation of any of any Applicable Laws, including, without limitation, any environmental laws, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord or the Landlord Parties or any violation of Applicable Laws caused solely because Landlord and Tenant entered into this Lease. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its actual, out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any coinsurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s lender, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is noncontributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) if available, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

11. DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Landlord shall repair any injury or damage to the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date (the “Original Improvements”) installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are inaccessible or unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand) and there shall be no rent abatement (except to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, if any).

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies any deductible amounts (other than deductibles for any earthquake insurance carried by Landlord); or (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally and Landlord concurrently terminates all similarly affected leases in the Building; or (v) the damage occurs during the last twelve (12) months of the Lease Term and in Landlord’s reasonable judgment, repairs cannot reasonably be completed within sixty (60) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums).

11.3 Tenant’s Termination Option. If such fire or other casualty shall have damaged the Premises and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided in Section 11.2 above, and either (a) the repairs cannot, in Landlord’s reasonable judgment, be completed within two hundred seventy (270) days after being commenced, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of sixty (60) days to repair, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12. NONWAIVER. No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13. CONDEMNATION. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

14. ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be prior to the date Landlord consents to the Transfer nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, within thirty (30) days after written request by Landlord, not to exceed $2,500.00 for a transfer in the ordinary course of business. Without limiting the meaning thereof, a Transfer requiring Landlord’s review on more than two (2) occasions shall be deemed not to be “in the ordinary course of business”.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project, or would be a significantly less prestigious occupant of the Building than Tenant;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease comparable space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice and Landlord has comparable space available.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, except during the Rent Abatement Period, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses (“Tenant Transfer Costs”) incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or tenant improvement allowance reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, and (iv) another other reasonable out-of-pocket costs incurred by Tenant to procure such Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), the Rent paid during each annual period for the Subject Space shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space; provided, however, that Landlord hereby acknowledges and agrees that Landlord shall have no right to recapture space with respect to a sublease for less than substantially all of the remainder of the Lease Term or any sublease entered into by Tenant during the first twenty-four (24) months of the Lease Term. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s actual, out-of-pocket costs of such audit.

14.6 Intentionally Omitted.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond any applicable notice and cure periods set forth in this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least ten (10) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above (provided, however, that if Applicable Law or a confidentiality agreement prohibits Tenant from providing such prior notice and such documents and information prior to the effective date thereof, then Tenant shall provide such notice and documents and information within ten (10) days following the effective date), (ii) Tenant is not in default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) in the case of items (A), (C), or (D) above, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Original Tenant on the date of this Lease, and (v) no assignment relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant’s entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

15. SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in broom clean condition and in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

16. HOLDING OVER. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case, in addition to the Additional Rent due under this Lease, Base Rent shall be payable at a monthly rate equal to the greater of (i) 150% of the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) 110% of the then-current market rent for the Premises (as reasonably determined by Landlord). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17. ESTOPPEL CERTIFICATES. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, but no more than twice in any calendar Year, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with sound accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18. SUBORDINATION. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in the standard commercially reasonable form provided by such Superior Holders, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and be continuing (an “SNDA”) executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as an event of default has not occurred and be continuing. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Landlord, at Tenant’s sole cost and expense, shall use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement executed by any current lienholders of the Project.

19. DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after written notice that such payment is past due; or

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or

19.1.3 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4 Abandonment (as defined under Applicable Laws)of all or a substantial portion of the Premises by Tenant; or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than three (3) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided bylaw.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after written notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

20. COVENANT OF QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21. LETTER OF CREDIT.

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, within five (5) business days following Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 21.3 below (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Francisco, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall substantially be in the form of Exhibit F, attached hereto. Notwithstanding the foregoing, Landlord hereby approves First Republic Bank as the Bank for the initial L-C under this Article 21; provided, however that the “Bank’s Credit Rating Threshold” in connection with any such initial L-C issued by First Republic Bank shall be a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A-”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service). Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than ninety-five (95) days after the expiration of the Lease Term, as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s reasonable discretion.

21.2 Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent

Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.3 L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.

21.3.1.1 L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 8 of the Summary.

21.3.1.2 Reduction of L-C Amount. Provided that, as of each “Reduction Date” set forth below, (i) Tenant is not then in Material Default under this Lease, (ii) on or prior to the applicable Reduction Date, Tenant tenders to Landlord a replacement Letter of Credit or a certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Article 21, in the amount of the applicable L-C Amount as of such Reduction Date, and (iii) for the four (4) accounting quarters immediately a Reduction Date, the most recent audited financial statements of Tenant show a net profit calculated pursuant to generally accepted accounting practices of greater than Zero Dollars ($0.00) (the “Net Profit Threshold”) (provided, however, that the Net Profit Threshold shall not apply to a reduction of the L-C Amount on the first Reduction Date set forth below), then the L-C Amount shall be reduced as follows:

Reduction Date	L-C Amount
First day of the thirty-seventh (37th) full calendar month of the Lease Term.	$4,018,290.72
First day of the forty-ninth (49th) full calendar month of the Lease Term.	$3,264,861.21
First day of the sixty-first (61st) full calendar month of the Lease Term.	$2,511,431.70
First day of the seventy-third (73rd) full calendar month of the Lease Term.	$1,758,002.19
First day of the eighty-fifth (85th) full calendar month of the Lease Term.	$1,004,572.68

Notwithstanding anything to the contrary set forth in this Section 21.3.1.2, if (i) Tenant is in Material Default under this Lease as of any applicable Reduction Date, or (ii) Tenant does not satisfy the Net Profit Threshold (if applicable) as of any applicable Reduction Date, then the L-C Amount shall not be reduced hereunder on such Reduction Date and the reduction of the L-C Amount (and such Reduction Date and all subsequent Reduction Dates) shall be delayed on a day-for-day basis until Tenant satisfies the requirements of reducing the L-C Amount applicable to such Reduction Date as set forth hereunder, and no further reductions of the L-C Amount shall occur hereunder.

21.3.2 In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then, not later than thirty (30) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as ninety-five (95) days after the expiration of the Option Term. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the earlier to occur of (1) the L-C Expiration Date or (2) the date that Tenant provides Landlord with a replacement L-C, the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4 Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

21.5 L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6 Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

21.7 Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

21.7.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

21.7.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

21.8 Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

22. INTENTIONALLY OMITTED.

23. SIGNS

23.1 Full Floors. Provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Prohibited Signage and Other Items. Except as set forth in this Article 23, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas except as provided herein. Any window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior reasonable approval of Landlord, which shall not be unreasonably conditioned, withheld, or delayed.

23.3 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate name strips to be displayed under Tenant’s entry in such directory at the rate of one and four-tenths (1.4) strips per each 1,000 rentable square feet of the Premises.

23.4 Exterior Signage.

23.4.1 Exterior Signage. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, at its sole cost and expense, may install (i) one (1) sign identifying Tenant’s name and/or logo on the exterior of the Building on the Pine Street side of the Building, and (ii) one (1) sign identifying Tenant’s name and/or logo on the exterior of the Building on the Kearny Street side of the Building (“Tenant Signage”). Landlord hereby approves the installation of Tenant’s Signage as set forth in Exhibit H attached hereto, to the extent Tenant’s Signage is installed in a manner consistent with such Exhibit H. All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a good and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense and repair any damage caused by the installation or removal of such signs. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected.

23.4.2 Requirements for Tenant’s Signage. The right to install Tenant’s Signage shall be personal to the Original Tenant and its Permitted Transferee Assignee, and shall terminate (i) at any time that Tenant shall be in default of the Lease, after expiration of any applicable notice and cure periods, or (ii) at any time that Tenant shall fail to occupy at least three (3) full floors in the Building.

23.4.3 Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Upon the expiration or earlier termination of this Lease or Tenant’s right to exercise the Tenant’s Signage right, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable supporting evidence. The terms of this Section 23.4.3 shall survive the expiration or earlier termination of this Lease.

23.4.4 Objectionable Name. Tenant’s Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that “Blend Labs”, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name.

24. COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises to the extent such Alterations are not normal and customary business office improvements, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements, or triggered by Tenant’s use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

25. LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee on or prior to the date due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Landlord shall deliver notice to Tenant following the first late charge incurred by Tenant during the Lease Term. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum (the “Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

26. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, and Landlord has notified Tenant of such failure, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended, provided that Tenant was obligated to pay such amounts of Rent and such amounts of Rent were not paid by Tenant when due. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27. ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to current or prospective mortgagees, ground or underlying lessors or insurers; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform and which Landlord has a right to perform on behalf of Tenant (whether pursuant to the terms of this Lease or Applicable Laws). Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

28. TENANT PARKING

28.1 Tenant Parking Passes. Tenant shall be entitled rent from Landlord, commencing on the Lease Commencement Date, up to the amount of parking passes set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility. Within thirty (30) days of the Lease Commencement Date, Tenant shall deliver notice to Landlord electing the number of parking passes Tenant desires to rent from Landlord (up to the amount of parking passes set forth in Section 9 of the Summary). Further, upon at least thirty (30) days’ prior written notice to Landlord, Tenant may reduce the number of parking passes Tenant rents from Landlord under this Lease. For any parking passes Tenant does not elect to rent from Landlord under this Lease (as the same may be reduced from time to time throughout the Lease Term in accordance with the terms of the preceding sentence), Tenant shall have no further rights thereto and Landlord shall be free to rent such parking passes to any third parties, in Landlord’s sole and absolute discretion. Tenant shall pay to Landlord for automobile parking passes on a monthly basis the prevailing rate charged from time to time at the location of such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease.

28.2 Other Terms. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

28.3 Parking Procedures. The parking passes initially will not be separately identified; however Landlord reserves the right in its sole and absolute discretion to separately identify by signs or other markings the area to which Tenant’s parking passes relate. Landlord shall have no obligation to monitor the use of such parking facility, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant’s parking passes shall be used only for parking of automobiles no larger than full size passenger automobiles, sport utility vehicles or pick-up trucks. Tenant shall comply with all rules and regulations which may be adopted by Landlord from time to time with respect to parking and/or the parking facilities servicing the Project. Tenant shall not at any time use more parking passes than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project parking facility not designated by Landlord as a non-exclusive parking area. Tenant shall not have the exclusive right to use any specific parking space. If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces. All trucks (other than pick-up trucks) and delivery vehicles shall be (i) parked at the loading dock of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading. In the event Landlord elects in its sole and absolute discretion or is required by any law to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

29. MISCELLANEOUS PROVISIONS

29.1 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease accruing from and after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder from and after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is determined by Landlord), plus any rents, incomes, proceeds and awards derived from the Project, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by either party pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made or attempted to be made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Landlord:

500 Pine Street Company LLC

c/o Lincoln Property Company Commercial, Inc.

2000 McKinney Avenue, Suite 1000

Dallas, Texas 75201

Attention: Mr. Greg Courtwright

with copies to:

500 Pine Street Company LLC

c/o Lincoln Property Company

55 Francisco Street, Suite 450

San Francisco, California 94133

Attention: Property Management

and

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT

BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay any and all fees due to the Brokers in connection with this Lease pursuant to a separate written agreement.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Intentionally Omitted.

29.28 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

29.30 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.31 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Landlord shall use commercially reasonable efforts to complete any Renovations in a manner which does not materially, adversely affect Tenant’s use of or access to the Premises. Notwithstanding the foregoing, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

29.32 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.33 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, which consent shall not be unreasonably withheld, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (iv) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Notwithstanding the foregoing, Landlord reserves the right to require that all work performed in the telephone riser of the Building be performed by Landlord’s designated riser management contractor.

29.33.1 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.34 Office and Communications Services.

29.34.1 The Provider. Landlord has advised Tenant that certain communications services used by tenants of the Building must be provided by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.34.2 Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.35 Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

(signatures set forth on following page)

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”

500 PINE STREET COMPANY LLC, a Delaware limited liability company

By: 500 Pine Street Holding, LLC its Sole Member

By: Gemdale JV Bush-Pine Real Estate Development Company, LLC, its Sole Member

By: LO Bush/Pine LLC, its Administrative Member

By: Non-Member Manager, Inc., its Manager

By:	/s/ John Herr Name: John Herr Title: Vice President

“TENANT”

BLEND LABS, INC., a Delaware corporation

By:	/s/ Nima Ghamsari
Name: Nima Ghamsari
Its: CEO

By:	/s/ Erin Collard
Name: Erin Collard Its: CFO

EXHIBIT A

OUTLINE OF PREMISES

500 PINE STREET
SAN FRANCISCO, CA
LINCOLN PROPERTY COMPANY
SECOND FLOOR
BOMA AREAS

EXHIBIT A
-1-

EXHIBIT A OUTLINE OF PREMISES

500 PINE STREET
SAN FRANCISCO, CA
LINCOLN PROPERTY COMPANY
BOMA AREAS
THIRD FLOOR

EXHIBIT A
-2-

ex

500 PINE STREET
SAN FRANCISCO, CA
LINCOLN PROPERTY COMPANY
FOURTH FLOOR
BOMA AREAS

EXHIBIT A

-3-

esdf

500 PINE STREET
SAN FRANCISCO, CA
LINCOLN PROPERTY COMPANY
"Patio Area"
BOMA AREAS
FIFTH FLOOR

EXHIBIT A
-4-

fdrtt

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

TENANT IMPROVEMENTS

Using Building standard materials, components and finishes, as reasonably designated by Landlord, Landlord, at Landlord’s sole cost and expense (except as otherwise set forth in this Section 1 and Section 2 below), shall cause the installation and/or construction of (a) those certain items identified on the “Approved Space Plan,” defined below, and (b) the entrance to the fire stairs connecting the elevator lobby to the upper floors shall be opened as much as commercially reasonably possible with the installation of won doors as required to be in compliance with Applicable Laws (the “Fire Stair Work”) (provided, however, that the final design of such Fire Stair Work shall be reasonably determined by Landlord) (collectively, the “Tenant Improvements”) and the completion of that certain work set forth on Schedule 2 attached hereto (the “Landlord Work”). The term “Approved Space Plan” shall mean that certain space plan for the Premises prepared by Studio O+A (the “Architect”), dated as of October 12, 2016, and attached hereto as Schedule 1, which Approved Space Plan has been approved by Landlord and Tenant. Immediately upon the full execution and delivery of this Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply the necessary information, if any, required to allow the Landlord’s architects and engineers to complete any additional architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Approved Space Plan (the “Approved Working Drawings”). Tenant shall make no changes, additions or modifications to the Tenant Improvements or the Approved Space Plan or the Approved Working Drawings or require the installation of any “Non-Conforming Tenant Improvements,” as defined in Section 2, below without the prior written consent of Landlord, which consent shall not be unreasonably withheld, but may be withheld in Landlord’s sole discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 5.1 of this Tenant Work Letter, of the Tenant Improvements or impose any additional costs. Notwithstanding the foregoing or any contrary provision of this Lease, all Tenant Improvements shall be deemed Landlord’s property under the terms of this Lease. Notwithstanding any provision to the contrary set forth in this Tenant Work Letter, Tenant shall deliver to Landlord payment in the amount of Twenty Three Thousand Six Hundred Seventy Six and No/100 Dollars ($23,676.00) (the “Landlord Coordination Fee”) within thirty (30) days of the commencement of construction of the Tenant Improvements, provided, however, that, at Landlord’s option, Landlord may elect to deduct the Landlord Coordination Fee from the “Landlord Contribution Amount,” as that term is defined in Section 2.1 below.

SECTION 2

LANDLORD CONTRIBUTION AMOUNT; NON-CONFORMING TENANT IMPROVEMENTS

2.1 Landlord Contribution Amount. Notwithstanding anything to the contrary contained herein or in this Lease, the costs and expenses incurred by Landlord in connection with the construction of the Tenant Improvements (inclusive of architectural costs, engineering costs, general contractor costs, and the cost of all local and state filing fees, permits and approvals, if any, required to be obtained in order to perform and complete such work) shall not exceed an aggregate amount equal to Six Million Two Hundred Nineteen Thousand and No/100 Dollars ($6,219,000.00) (the “Landlord Contribution Amount”). If Landlord determines that the cost of the Tenant Improvements (excluding the costs related to the Landlord Work) shall exceed the Landlord Contribution Amount, then Tenant shall pay to Landlord an amount equal to such excess within ten (10) days after demand is made therefor by Landlord from time to time.

EXHIBIT B

2.2 Non-Conforming Improvements. Notwithstanding anything to the contrary contained herein, in addition to any amounts owed under Section 2.1 above, Tenant shall additionally be responsible for the cost of any items not identified on the Approved Space Plan, and/or any items which are not a logical extension of and consistent with the Approved Space Plan, and/or any items not identified on the Approved Working Drawings (once the Approved Working Drawings are completed) (collectively, the “Non-Conforming Tenant Improvements”). In connection therewith, any costs which arise in connection with any such Non-Conforming Tenant Improvements, together with a landlord supervision fee in an amount equal to three (3%) of the total costs of any such Non-Conforming Tenant Improvements, shall be paid by Tenant to Landlord in cash, in advance, upon Landlord’s request. Any such amounts required to be paid by Tenant shall be disbursed by Landlord prior to any Landlord provided funds for the costs of construction of the Tenant Improvements.

SECTION 3

CONTRACTOR; CONTRACTOR’S WARRANTIES AND GUARANTIES

3.1 Contractor. Plant Construction (“Contractor”) shall construct the Tenant Improvements on a guaranteed maximum price or stipulated sum basis, provided that Landlord shall require Contractor to obtain bids for any subcontracted work from at least three (3) competitively priced subcontractors.

3.2 Cost Proposal. Landlord shall provide Tenant with a cost proposal from the Contractor, which cost proposal shall include, as nearly as possible, all costs to be incurred in connection with the design and construction of the Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within three (3) days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”. In the event Tenant does not approve or disapprove the Cost Proposal by the Cost Proposal Delivery Date, Tenant shall be deemed to have approved the same. If Tenant disapproves the Cost Proposal because of a desire to value engineer the Improvements in a manner consistent with, and a logical extension of, the Space Plan and Landlord’s Building standards, Landlord agrees to cause one (1) revision to the Cost Proposal in an effort to achieve such cost reductions; provided, however, that the time period commencing on the day immediately succeeding the Cost Proposal Delivery Date and ending on the date that Tenant approves the revised Cost Proposal or the initial Cost Proposal shall be deemed to be a period of Tenant Delay.

3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the design and construction of, the Tenant Improvements and/or Non-Conforming Tenant Improvements, provided that Landlord has included in all contracts with the Contractor the right for Tenant to be reimbursed for its attorneys’ fees in the event Tenant is the prevailing party in any claim against the Contractor for enforcing any warranty or guaranty.

SECTION 4

TENANT’S AGENTS

Tenant hereby protects, defends, indemnifies and holds Landlord harmless for any loss, claims, damages or delays arising from the actions of Tenant’s space planner/architect and/or any separate contractors, subcontractors or consultants on the Premises or in the Building.

EXHIBIT B

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

COMMENCEMENT DATE

5.1 Substantial Completion. For purposes of this Lease, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of (i) the construction and/or installation of any internal stairwell(s) in the Premises, and (ii) any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by, or on behalf of, Tenant, as such date(s) of Substantial Completion are determined, and certified to, by the Architect. Landlord shall deliver each of Phase One and Phase Two of the Premises to Tenant upon the Substantial Completion of the Tenant Improvements within Phase One or Phase Two, as applicable, of the Premises (the date of each such delivery, a “Delivery Date”).

5.2 Delay of the Substantial Completion. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in this Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.2 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3 Tenant’s request for changes in the Tenant Improvements, the Approved Space Plan, or, once completed, the Approved Working Drawings, or Tenant’s request for changes which cause the Approved Working Drawings to not be a logical extension or, or consistent with, the Approved Space Plan;

5.2.4 Any Non-Conforming Improvements;

5.2.5 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, or which are different from, or not included in, Landlord’s Building standards (provided, however, that prior to the occurrence of a Tenant Delay under this Section 5.2.5, Landlord shall deliver notice of the same to Tenant, and for purposes of this Section 5.2, the Tenant Delay shall only commence to occur if Tenant has not cured any such requirement causing such Tenant Delay within three (3) days following Tenant’s receipt of such notice);

5.2.6 Any failure by Tenant to pay for in cash in advance any costs for Non-Conforming Tenant Improvements;

5.2.7 Changes to the Base Building required by the Tenant Improvements;

5.2.8 Any other acts or omissions of Tenant, or its agents, or employees;

(each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and, regardless of the actual date of the Substantial Completion of the Tenant Improvements or the applicable Delivery Date, the Substantial Completion of the Tenant Improvements and the applicable Delivery Date shall be deemed to be the date the Substantial Completion of the Tenant Improvements or the applicable Delivery Date, as applicable, would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

EXHIBIT B

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Matthew Morgan as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Paul Williams as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

6.5 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

6.6 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Landlord and Contractor shall allow Tenant access to the Premises at least thirty (30) days prior to the anticipated date of Substantial Completion for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Landlord shall have no liability to Tenant in the event the actual date of Substantial Completion occurs prior to or after the anticipated date of Substantial Completion. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.6, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.6.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

APPROVED SPACE PLAN

EXHIBIT B

MEN
WOMEN
STAIR 1
ELEVATOR LOBBY
RECEPTION
MOTHERS
BREAKROOM
CRAFTSMAN
RANCH
A FRAME
BUNGALOW
COLONIAL
STORAGE
STAIR 2
NOT FOR CONSTRUCTION

ISSUE:

Revision Number	Revision Date	Revision Description	Issued by

PROJECT:

BLEND LABS

FLOOR:

SCALE:

PROJECT NORTH:

DRAWING TITLE:

BLEND LABS

DRAWING NUMBER:

-- 03

452 Tehama Street San Francisco CA 94103 415.908.1880 www.o-plus-a.com ISSUE: Revision Revision Issued Revision Description Number Date by N ORTI O F O NSTRUC CO N PROJECT: BLEND LABS FLOOR SCALE: 1/8” = 1’-0” PROJECT NORTH: DRAWING TITLE: BLEND LABS DRAWING NUMBER: -- 03 THIS IS A 30” x 42” SHEET

o+a

ISSUE:

Revision Number	Revision Date	Revision Description	Issued by

NOT FOR CONSTRUCTION

PROJECT:

BLEND LABS

FLOOR:

SCALE:
1/8" = 1'-0"

PROJECT NORTH:

DRAWING TITLE:
BLEND LABS

DRAWING NUMBER:
-- 04

452 Tehama Street San Francisco CA 94103 415.908.1880 www.o-plus-a.com ISSUE: Revision Revision Issued Revision Description Number Date by N ORTI O F O NSTRUC CO N PROJECT: BLEND LABS FLOOR SCALE: 1/8” = 1’-0” PROJECT NORTH: DRAWING TITLE: BLEND LABS DRAWING NUMBER: -- 04 THIS IS A 30” x 42” SHEET

MEN
WOMEN
STAIR 1
ELEVATOR LOBBY
DATA
GAME ROOM
STORAGE
DINING HALL
TERRACE
TERRACE

ISSUE:

Revision Number	Revision Date	Revision Description	Issued by

NOT FOR CONSTRUCTION

PROJECT:
BLEND LABS
FLOOR

SCALE:

PROJECT NORTH:

DRAWING TITLE:
BLEND LABS

DRAWING NUMBER:
-- 05

452 Tehama Street San Francisco CA 94103 415.908.1880 www.o-plus-a.com ISSUE: Revision Revision Issued Revision Description Number Date by N ORTI O F O NSTRUC CO N PROJECT: BLEND LABS FLOOR SCALE: 1/8” = 1’-0” PROJECT NORTH: DRAWING TITLE: BLEND LABS DRAWING NUMBER: -- 05 THIS IS A 30” x 42” SHEET

SCHEDULE 2 TO EXHIBIT B

LANDLORD WORK

1.	Smooth and level concrete floor (+/- 1/4” in 10’) ready for installation of carpeting. Concrete floor to be broom clean and free of dirt and debris.

2.	Building standard treatment at all perimeter glass and glazing windows and in good working order (if applicable).

3.	A minimum of one installed ADA accessible drinking fountain per floor.

4.	ADA accessible washrooms finished according to building standard with ceramic floors and walls (or their equivalent), finished ceilings, vanities, cubicles, accessories, fixtures, trim and lighting.

5.	Primary HVAC stubbed to each floor. Distribution to accommodate Space Plan shall be part of Tenant Improvements.

6.	Building standard electrical panel.

7.	Primary connection to the Building’s life-safety system. Installation of life-safety devices and connections to the primary connection will be constructed as part of the Tenant Improvements.

8.	Existing primary sprinkler loop to remain per code requirements for shell delivery. Branch distribution to accommodate Space Plan will be part of Tenant Improvement.

SCHEDULE 2 TO

EXHIBIT B

EXHIBIT C

NOTICE OF LEASE TERM DATES

To: _______________

Re:    Office Lease dated __________, 20__ between _______________, a _______________

          (“Landlord”), and _______________, a _______________ (“Tenant”) concerning Suite ______

          on

          floor(s) _______________ of the office building located at _______________,

          _______________,

          California.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _______________ for a term of _______________ ending on _______________.

2.	Rent commenced to accrue on _______________, in the amount of _______________.

3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to _______________ at _______________, or wired pursuant to the following instructions.

5.	The exact number of rentable square feet within the Premises is _______________ square feet.

6.	Tenant’s Share as adjusted based upon the exact number of rentable square feet within the Premises is _____%.

“Landlord”: ,
a

By:
Its:

Agreed to and Accepted

as of _______________, 20___.

“Tenant”:

                                                                      ,

a

By: Its:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the San Francisco, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other excessively heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other excessively heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

6. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Building that is visible from outside of the Premises without the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

7. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

EXHIBIT D

8. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the Premises window systems.

9. Except for vending machines intended for the sole use of Tenant’s employees and invitees (including so called “honesty markets”), no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

10. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material except substances commonly used in office premises in quantities in compliance with all applicable Laws. Upon request by Landlord, Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

11. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning (such as portable air-conditioners or space heaters) other than that supplied by Landlord.

12. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of unreasonable levels of noise, odors, or vibrations, or unreasonably interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

13. Except as expressly provided in Section 5.4 (Tenant’s Dogs) of this Lease, Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

14. The Premises shall not be used for lodging.

15. The Premises shall not be used for manufacturing or for the storage of merchandise except by Members so long as not for off street retail sale and except as such storage may be incidental to the use of the Premises provided for in the Summary.

16. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of drugs and is disruptive to other tenants or a danger to others, or who shall in any manner do any act in violation of any of these Rules and Regulations.

17. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord including, but not limited to, general office materials (paper products, glass, plastic, aluminum cans), lamps, E-waste, used batteries and used printer cartridges).

18. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Francisco, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at reasonable times, but not between the hours of 11 a.m. and 2 p.m. on weekdays. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ reputable, licensed exterminators.

EXHIBIT D

19. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

20. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes or standard blinds as approved in accordance with this Lease. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall endeavor to keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall endeavor draw or lower window coverings and extinguish all lights.

21. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

22. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

23. Tenant must comply with all applicable “NO-SMOKING” and “NO E-CIGARETTE” or “NO VAPING” or similar ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.

24. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

25. All non-standard office equipment of any mechanical nature shall be placed by Tenant in the Premises in settings reasonably approved by Landlord, to absorb or prevent or reasonably minimize any vibration and noise.

26. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

27. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

28. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

29. Tenant shall install and maintain, at Tenant’s sole cost and expense, a fire extinguisher as required by Applicable Laws.

30. All vendors, service providers or other agents of Tenant providing services to Tenant in the Premises or the Building shall provide proof of insurance as required in Landlord’s sole discretion.

EXHIBIT D

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable rules and regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises. Notwithstanding the foregoing, Landlord shall give Tenant no less than thirty (30) days’ notice prior to implementing any additions, deletions or changes to the Rules and Regulations. In no event shall Landlord implement an amendment to the Rules and Regulations that results in an unreasonable, material increase in Tenant’s obligations under this Lease, a unreasonable, material decrease in Tenant’s rights under this Lease or a decrease in Landlord’s obligations under this Lease. If Tenant violates any rule or regulation, Landlord will notify Tenant in writing of such violation and will allow Tenant a reasonable period of time within which to comply with such rule or regulation.

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of __________, 20___ by and between __________ as Landlord, and the undersigned as Tenant, for Premises on the __________ floor(s) of the office building located at __________, __________, California __________, certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on __________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3. Base Rent became payable on __________.

4. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5. Tenant has not transferred, assigned, or sublet any portion of the Premises except Membership Agreements and as follows:

6. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through __________. The current monthly installment of Base Rent is $_______________.

7. To Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

8. No rental has been paid more than thirty (30) days in advance of its due date and no security has been deposited with Landlord except as provided in the Lease.

9. As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s actual knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

10. If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

11. There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

EXHBIT E

12. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

13. To the undersigned’s actual knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at __________ on the ____ day of __________, 20_.

“Tenant”:

a

By:	Its:

By:	Its:

EXHIBIT E

EXHIBIT F

FORM OF LETTER OF CREDIT

(Letterhead of a money center

bank acceptable to the Landlord)

FAX NO. [( ) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE

BENEFICIARY: [Insert [Insert Beneficiary Name And Address]	APPLICANT: [Insert Applicant Name And Address]

LETTER OF CREDIT NO.

EXPIRATION DATE: __________ AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)__ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD __________IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

OR

EXHIBIT F

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. __________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. __________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. __________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. _________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED

MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF ___(120 days from the Lease Expiration Date).

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.__________.”

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (___) ___-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN

AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date) .

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours, (Name of Issuing Bank)

By:

EXHIBIT G

MARKET RENT ANALYSIS

When determining Market Rent, the following rules and instructions shall be followed.

1. RELEVANT FACTORS. The “Market Rent,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit G) of the “Net Equivalent Lease Rates,” of the “Comparable Transactions”. The “Market Rent,” as used in this Lease, shall be equal to the annual rent per rentable square foot as would be applicable on the commencement of the Option Term at which tenants, are, pursuant to transactions consummated within the twelve (12) month period immediately preceding the first day of the Option Term (provided that timing adjustments shall be made to reflect any perceived changes which will occur in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the Option Term) leasing non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of single-tenant buildings or anchor tenant space with substantial tenant signage rights, for a comparable term, in an arm’s-length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit G and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax escalation protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, the value of the existing improvements, if any, in the Premises and/or improvement allowances granted to Tenant, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users (as contrasted to the Tenant), (v) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (vi) giving consideration to Tenant’s signage rights and Common Area usage rights; provided, however, that no consideration shall be given to (1) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, and (2) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Market Rent shall include adjustment of the stated size of the Premises, based upon the standards of measurement utilized in the Comparable Transactions.

2. INTENTIONALLY OMITTED.

3. TENANT IMPROVEMENT ALLOWANCE. If, in determining the Market Rent for an Option Term, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Option Space (the “Option Term TI Allowance”), Landlord shall offset against the rental rate component of the Market Rent the Option Term TI Allowance (and the Option Term TI Allowance shall not be granted to Tenant). The offset under item (B), above, shall equal the amount of the Option Term TI Allowance.

4. COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean the Building and those certain other first-class office buildings that are comparable in terms of age, quality of construction and appearance and are located in the North Financial District, South Financial District and/or South of Market District of San Francisco, California. With respect to Comparable Transactions that are not located in the Building, the Market Rent shall be adjusted, if necessary, to take into consideration the size, age, quality of construction, appearance and location of the Comparable Buildings as they the relate to the Building.

EXHIBIT G

5. METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

5.1 The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses and taxes in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2 Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3 The resultant net cash flow from the lease should be then discounted (using an annual discount rate equal to 8.0%) to the lease commencement date, resulting in a net present value estimate.

5.4 From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5 The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6. USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable the Option Term.

EXHIBIT G

EXHIBIT H

TENANT'S EXTERIOR SIGNAGE

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EXHIBIT H
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